Exhibit 99.1

TRANSACT TECHNOLOGIES DECLARES QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

Hamden, CT – April 29, 2016 – TransAct Technologies Incorporated (Nasdaq: TACT), a global leader in software-driven technology and printing solutions for high-growth marekts, announced today that its Board of Directors has declared a quarterly cash dividend of $0.08 per share.  The dividend will be payable on June 15, 2016, to shareholders of record at the close of business on May 20, 2016.  On an annualized basis, the quarterly dividend represents an annual yield of 3.7% based on the $8.72 per share closing price of the Company's stock on April 28, 2016.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including food safety, casino and gaming, lottery, mobile, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the AccuDate™, EPICENTRAL®, Epic®, Ithaca®, RESPONDER, and Printrex® brands.  TransAct has over 2.9 million printers and terminals installed around the world and is committed to providing world-class service, spare parts and accessories to support its worldwide installed product base.  Through TransAct Services Group both online at http://www.transactsupplies.com and its direct sales team, the Company also provides customers with a complete range of supplies and consumable items.  TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Epicentral and Epic are registered trademarks of TransAct Technologies Incorporated.  ©2016 TRANSACT Technologies Incorporated.  All rights reservedn

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Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com